UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 28, 2013

Swift Transportation Company

(Exact name of Registrant as specified in charter)

Delaware	001-35007	20-5589597
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

2200 South 75th Avenue, Phoenix, Arizona		85043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 269-9700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On February 28, 2013, we made voluntary prepayments totaling $44.5 million on our first lien term loans, of which we allocated $5.5 million to our B-1 tranche and $39.0 million to our B-2 tranche. These prepayments were primarily funded through operating cash flows and advances from our accounts receivable securitization facility.

As a result of these prepayments and the prepayments previously made on January 28, 2013 of $10.0 million and February 11, 2013 of $20.0 million on our first lien term loan B-2 tranche, the outstanding principal amount of our first lien term loan B-1 and B-2 tranches as of February 28, 2013 is $152.0 million and $508.0 million, respectively. Following these prepayments, the next scheduled principal payment on our first lien term loan B-1 tranche is September 2014. There are no remaining scheduled principal payments on the first lien term loan B-2 until its maturity in December 2017.

Subsequent to the above prepayments, we have also completed the marketing of an amendment and received approval from the lenders to reprice our first lien term loan B-1 and B-2 tranches and to increase the total outstanding principal balance of the B-1 tranche by $98.0 million while reducing the balance of the B-2 tranche by the same amount. The amendment is expected to close on March 7, 2013, subject to customary closing conditions, and will have the effect of reducing the interest rate applicable to the B-1 tranche to the LIBOR rate plus 2.75% with no LIBOR floor, down from LIBOR plus 3.75% with no LIBOR floor, and will reduce the interest rate applicable to the B-2 tranche to the LIBOR rate plus 3.00% with a 1.00% LIBOR floor, down from LIBOR plus 3.75% with a 1.25% LIBOR floor. The covenants, maturity dates, and amortization schedules prior to maturity are unaffected by the amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SWIFT TRANSPORTATION COMPANY

By:	/s/ VIRGINIA HENKELS
Name: VIRGINIA HENKELS
Title: Executive Vice President and Chief Financial Officer

Dated: March 1, 2013